Exhibit 99.1

Ault Alliance Achieves Profitability in the First Quarter of 2024; Revenue Increases by 55% to $45 Million

LAS VEGAS--(BUSINESS WIRE) – May 21, 2024 -- Ault Alliance, Inc. (NYSE American: AULT), a diversified holding company (“Ault Alliance,” or the “Company”), reported its financial results for the first quarter ended March 31, 2024, which were disclosed on a quarterly report on Form 10-Q filed yesterday with the Securities and Exchange Commission.

First quarter 2024 highlights include:

•	Total revenue increased 55% to $44.9 million, compared to $28.9 million in the prior year’s first fiscal quarter;

•	Revenue of approximately $3 million from Ault Global Real Estate Equities, Inc. (“AGREE”), was not included in the total revenue of $44.9 million as the assets of AGREE were classified as discontinued operations as they were previously held for sale;

•	Revenue from digital assets mining increased 56% to $11.4 million, compared to $7.3 million in the prior year’s first fiscal quarter;

•	Revenue from lending and trading activities increased to $9.1 million, compared to negative $4.9 million in the prior year’s first fiscal quarter;

•	Gross margins improved to 43%, compared to 9% in the prior year’s first fiscal quarter;

•	Operating expenses declined 41% to $19.1 million, compared to $32.3 million in the prior year’s first fiscal quarter;

•	Income from operations improved to $0.4 million, compared to a loss from operations of $29.9 million in the prior year’s first fiscal quarter;

•	Total assets of $299.8 million as of March 31, 2024; and

•	Net income available to common stockholders of $2.5 million, compared to a net loss available to common stockholders of $48.9 million in the prior year first fiscal quarter.

Milton “Todd” Ault III, the Founder and Executive Chairman of Ault Alliance, expressed optimism about the Company’s trajectory, noting, “We are beginning to see the results of our commitment to focusing on and strengthening our key assets, as three of our main reporting segments, Sentinum, Inc. (“Sentinum”), Technology and Finance (“Fintech”) and Energy and Infrastructure (“Energy”), all reported positive income from operations for the fiscal quarter ended March 31, 2024. Only the Energy segment reported positive income from operations during the comparable period for the prior quarter. However, we recognize that the next few quarters may present fluctuations in our results, due to variables such as Bitcoin volatility and difficulty as well as the dynamic, evolving artificial intelligence (“AI”) industry, which we anticipate will significantly impact our future operations.”

Further emphasizing its commitment to technological advancement, Sentinum has made substantial investments in its Michigan data center (the “MI Facility”), aiming to extract the maximum possible value from the growing AI industry. This state-of-the-art facility spans 34.5 acres with 617,000 square feet, including 14 acres under roof, and boasts a current capacity of approximately 30 megawatts (“MWs”) of power. However, the MI Facility has the opportunity to expand to 300 MW, subject to the Company’s receipt of necessary approvals and adequate funding, which it may or may not obtain. The Company expects the MI Facility to dramatically enhance sales and profitability. Sentinum is seeking to enter into long-term leases with AI tenants for the MI Facility, which will be expected to range between seven and ten years, positioning this center to be a long-term major growth engine for the Company.

Ault Alliance is strategically positioning itself to capitalize on technological advancements in AI, with its Sentinum business segment expected to be a key growth driver. “The AI revolution is underway, and our investments in the MI Facility are positioning us to be a significant player in this burgeoning industry,” added Mr. Ault.

Ault Alliance is committed to minimizing equity issuance and currently plans to finance the significant expansion of the MI Facility primarily through debt. This strategy aligns with the Company’s fiscal goals and supports the expanding AI industry, ensuring capital efficiency and sustainable growth.

The Company also notes that its Fintech segment continues to experience, and is expected to continue to experience, wide fluctuations in its profitability as its positions are marked to the market.

Reflecting on the strategic plan launched in 2017 to acquire assets and grow the Company’s topline across multiple sectors, Mr. Ault highlighted the long-term vision, “It has been a bumpy road, but we remain steadfast in our mission to build on our core businesses and capitalize on emerging opportunities. By the end of 2027, assuming that we leased the Michigan data center and the power generated there were upgraded to 300 MW, we would expect revenues to exceed $500 million with gross margins in excess of 50%. The Company expects the large majority of this growth to be driven by Sentinum and its data center operations.”

For more information on Ault Alliance and its subsidiaries, Ault Alliance recommends that stockholders, investors, and any other interested parties read Ault Alliance’s public filings and press releases available under the Investor Relations section at www.Ault.com or available at www.sec.gov.

About Ault Alliance, Inc.

Ault Alliance, Inc. is a diversified holding company pursuing growth by acquiring undervalued businesses and disruptive technologies with a global impact. Through its wholly and majority-owned subsidiaries and strategic investments, Ault Alliance owns and operates a data center at which it mines Bitcoin and offers colocation and hosting services for the emerging artificial intelligence ecosystems and other industries, and provides mission-critical products that support a diverse range of industries, including metaverse platform, oil exploration, crane services, defense/aerospace, industrial, automotive, medical/biopharma, hotel operations and textiles. In addition, Ault Alliance extends credit to select entrepreneurial businesses through a licensed lending subsidiary. Ault Alliance’s headquarters are located at 11411 Southern Highlands Parkway, Suite 240, Las Vegas, NV 89141; www.Ault.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties.

Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors. More information, including potential risk factors, that could affect the Company’s business and financial results are included in the Company’s filings with the U.S. Securities and Exchange Commission, including, but not limited to, the Company’s Forms 10-K, 10-Q and 8- K. All filings are available at www.sec.gov and on the Company’s website at www.Ault.com.

Ault Alliance Investor Contact:

IR@Ault.com or 1-888-753-2235